Exhibit 10.12

BURGERFI INTERNATIONAL, INC.

2020 OMNIBUS EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AWARD AGREEMENT (“Restricted Stock Unit Agreement” or “Award Agreement”) is made and entered into as of the Grant Date (as defined below), by and between BurgerFi International, Inc., a Delaware corporation (the “Company”), and the Participant (the “Participant”) named below. Any capitalized term used but not explicitly defined in this Award Agreement shall have the meaning ascribed to such term in the BurgerFi International, Inc. 2020 Omnibus Equity Incentive Plan (as amended from time to time, the “Plan”), which is attached hereto as Exhibit A.

In consideration of the covenants herein set forth, the parties hereto agree as follows:

1.	Award Information.

a.	Grant Date:	July [ ], 2021

b.	Participant Name:	[ ]

c.	Number of Restricted Stock Unit(s) Awarded:	5,000

2.

Restricted Stock Unit Award. The Company hereby grants to the Participant the total number of Restricted Stock Unit(s) (a “Restricted Stock Unit”) set forth above subject to the terms and conditions of this Award Agreement and the Plan, which is incorporated herein by this reference. A Restricted Stock Unit represents an unsecured and unfunded promise by the Company to deliver, in accordance with the terms of the Plan, Shares with respect to each Restricted Stock Unit. The Restricted Stock Units have been credited to a bookkeeping account on the Participant’s behalf. All amounts credited to the Participant’s account shall continue to be part of the general assets of the Company. The Restricted Stock Units shall be earned in whole, or in part, or not at all, as provided herein.

3.

Vesting. Except as otherwise provided in this Section 3, the Restricted Stock Units shall become one hundred percent (100%) vested on December 31, 2021, provided that the Participant continuously serves as a Director until such time.

Notwithstanding anything else contained herein, if there is a Change of Control prior to a Termination of Service, all unearned Restricted Stock Units awarded under this Award Agreement shall vest immediately prior to the Change of Control.

4.	Termination of Service; Additional Forfeiture.

(a) All Restricted Stock Units that are held by the Participant that are not vested as of the date of the Participant’s Termination of Service for any reason shall automatically, and without notice, terminate and be forfeited upon the Termination of Service.

(b) All or a portion of the Restricted Stock Units awarded hereunder may be forfeited pursuant to and in accordance with the Plan.

(c) The Participant shall have no right or interest in any Restricted Stock Units that are forfeited and neither the Company nor any affiliate shall have any further obligations to the Participant under this Award Agreement.

(d) Notwithstanding anything to the contrary, the Committee may, in its sole discretion, waive the forfeiture of any or all Restricted Stock Units granted under this Award Agreement in accordance with the Plan.

5.

Settlement of Awards; Delivery of Shares. The Company shall fully settle the vested Restricted Stock Units consistent with Article X of the Plan by delivering Shares or cash in respect of each Restricted Stock Unit that has so vested as soon as practicable after such vesting date. In no event shall the Participant be entitled to receive any Shares with respect to any unvested or forfeited portion of the Restricted Stock Units awarded hereunder. Such distribution shall be made as soon as practicable after the vesting date, but in no event later than the fifteenth (15th) day of the third (3rd) calendar month following the end of the calendar year in which the Restricted Stock Unit first becomes vested.

6.

No Withholding of Taxes. Except as may be required by applicable law, the Company shall not be responsible to withhold from any amounts due or payable to the Participant (or secure payment from the Participant in lieu of withholding) the amount of any federal, state, and/or local tax, payroll/social security taxes, unemployment insurance, or other similar costs due in connection with the grant, vesting or payment of the Restricted Stock Units. The Participant assumes full liability for any and all taxes which may be owed by the Participant in connection with the grant, vesting or payment of the Restricted Stock Units.

7.

Participant Representation. By signing this Award Agreement, the Participant agrees to execute, upon request, any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Restricted Stock Unit Agreement. The Participant acknowledges and agrees that the Participant has reviewed this Award Agreement and the Plan in its entirety, had an opportunity to obtain the advice of counsel prior to executing and accepting this Award Agreement, and fully understands all provisions of the Restricted Stock Unit Agreement. The Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including, without limitation, the applicable exemptive conditions of Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Stock Units are granted and may be settled, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Award Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations. The Participant hereby acknowledges receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. The Participant further agrees not to sell any shares of Stock acquired pursuant to this Restricted Stock Unit Agreement at a time when applicable laws, regulations or the Company’s or any applicable underwriter’s trading policies prohibit such sale.

8.	Other Provisions.

(a) Restrictive Legends and Stop-Transfer Orders.

(i) The Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(ii) The Company shall not be required: (A) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Award Agreement, or (B) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares shall have been so transferred.

(b) Adjustment. The number of Restricted Stock Units covered by this Restricted Stock Unit Agreement may be adjusted pursuant to the terms of the Plan. The Restricted Stock Unit Agreement shall be subject to the terms of any agreement of merger, liquidation, reorganization or sale in the event the Company is the subject of such a transaction.

(c) Unsecured Obligation. The award of Restricted Stock Units pursuant to this Award Agreement is unfunded, and the Participant shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or make any payment pursuant to this Award Agreement. Nothing contained in this Award Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Participant and the Company or any other person.

(d) Notices. Any notice to be given under the terms of this Award Agreement to the Company shall be addressed to the Company at its principal executive offices in care of the Secretary of the Company, and any notice to be given to the Participant shall be addressed to the Participant at the most recent address for the Participant shown in the Company’s records. By a notice given pursuant to this Section 8(d), either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

(e) Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

(f) Governing Law; Severability. This Award Agreement shall be administered, interpreted and enforced under the laws of the State of Florida, without regard to the conflicts of law principles thereof. Should any provision of this Award Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

(g) Conformity to Laws and Policies. This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required and the Company may cancel the Restricted Stock Unit Agreement if it determines that such Restricted Stock Units awarded hereunder would not be in material compliance with such laws and regulations. The Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. To the extent permitted by applicable law, the Plan and this Award Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

(h) Stockholder Rights. Neither the Participant, nor the Participant’s estate or heirs, have any rights as a stockholder of the Company, including the right to vote or receive dividends or any other rights as a stockholder of the Company with respect to the Restricted Stock Units unless and until the Restricted Stock Units become vested and non-forfeitable and if Shares are delivered to the Participant in accordance with this Award Agreement.

(i) Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns. The Restricted Stock Units are not assignable or transferable by the Participant other than to (i) a beneficiary, (ii) by will or the laws of descent and distribution, and (iii) to family members or entities (including trusts) established for the benefit of the Participant or the Participant’s family members.

(j) Section 409A. This Award Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”), to the extent applicable, and shall be construed and administered such that the Restricted Stock Units either (i) qualify for an exemption from the requirements of Section 409A or (ii) satisfy the requirements of Section 409A. If a Restricted Stock Unit is subject to Section 409A, (i) distributions shall only be made in a manner and upon an event permitted under Section 409A, (ii) payments to be made upon a termination of service shall only be made upon a “separation from service” under Section 409A, (iii) and in no event shall the Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A. Any Restricted Stock Unit that is subject to Section 409A and that is to be distributed to a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i) upon separation from service shall be administered so that any distribution with respect to such Restricted Stock Unit shall be postponed for six (6) months following the date of the Participant’s separation from service, if required by Section 409A. If a distribution is delayed pursuant to Section 409A, the distribution shall be paid within fifteen (15) days after the end of the six (6)-month period. If the Participant dies during such six (6)-month period, any postponed amounts shall be paid within ninety (90) days of the Participant’s death. The determination of a specified employee, including the number and identity of persons considered specified employees and the identification date, shall be made by the Board or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A.

(Signature page follows.)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first stated above.

BURGERFI INTERNATIONAL, INC.	PARTICIPANT

By:
Name:	[Name]

Title:

EXHIBIT A

TO RESTRICTED STOCK UNIT AGREEMENT

BURGERFI INTERNATIONAL, INC.

2020 OMNIBUS EQUITY INCENTIVE PLAN